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                           LOAN AND SECURITY AGREEMENT







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                                TABLE OF CONTENTS


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
 1.  DEFINITIONS AND CONSTRUCTION. . . . . . . . . . . . . . . . . . . . . .  1

     1.1    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2    Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.3    Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.4    Construction . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     1.5    Exhibits . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

 2.  LOAN AND TERMS OF PAYMENT . . . . . . . . . . . . . . . . . . . . . . .  5

     2.1    Revolving Advances . . . . . . . . . . . . . . . . . . . . . . .  5
     2.2    Term Loan. . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.3    Overadvance. . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     2.4    Interest: Rate; Payments; and Calculation. . . . . . . . . . . .  6
     2.5    Crediting Payments . . . . . . . . . . . . . . . . . . . . . . .  6
     2.6    Statements of Obligations. . . . . . . . . . . . . . . . . . . .  7
     2.7    Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

 3.  TERM    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

     3.1    Term; Automatic Renewal. . . . . . . . . . . . . . . . . . . . .  7
     3.2    Effect of Termination. . . . . . . . . . . . . . . . . . . . . .  8
     3.3    Early Termination by Borrower. . . . . . . . . . . . . . . . . .  8
     3.4    Termination Upon Event of Default. . . . . . . . . . . . . . . .  8

 4.  CREATION OF SECURITY INTEREST . . . . . . . . . . . . . . . . . . . . .  8

     4.1    Grant of Security Interest . . . . . . . . . . . . . . . . . . .  8
     4.2    Negotiable Collateral. . . . . . . . . . . . . . . . . . . . . .  8
     4.3    Collection of Accounts, Negotiable Collateral. . . . . . . . . .  9
     4.4    Delivery of Additional Documentation Required. . . . . . . . . .  9
     4.5    Power of Attorney. . . . . . . . . . . . . . . . . . . . . . . .  9
     4.6    Right To Inspect . . . . . . . . . . . . . . . . . . . . . . . .  9

 5.  REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . 10

     5.1    No Prior Encumbrances. . . . . . . . . . . . . . . . . . . . . . 10
     5.2    Bona Fide Accounts . . . . . . . . . . . . . . . . . . . . . . . 10
     5.3    Merchantable Inventory . . . . . . . . . . . . . . . . . . . . . 10
     5.4    Location of Inventory and Equipment. . . . . . . . . . . . . . . 10
     5.5    Inventory Records. . . . . . . . . . . . . . . . . . . . . . . . 10
     5.6    Retail Merchant Inventory. . . . . . . . . . . . . . . . . . . . 10
     5.7    Location of Principal Place of Business/Chief Executive Office/
            Residence. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     5.8    Due Organization and Qualification . . . . . . . . . . . . . . . 10
     5.9    Due Authorization; No Conflict . . . . . . . . . . . . . . . . . 11
     5.10   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
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                                   Page I

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     5.11   No Material Adverse Change in Financial Statements . . . . . . . 11
     5.12   Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     5.13   ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     5.14   Environmental Condition. . . . . . . . . . . . . . . . . . . . . 12
     5.15   Reliance by PBC; Cumulative. . . . . . . . . . . . . . . . . . . 12

 6.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . 12

     6.1    Accounting System. . . . . . . . . . . . . . . . . . . . . . . . 12
     6.2    Collateral Reports . . . . . . . . . . . . . . . . . . . . . . . 12
     6.3    Assignments of Accounts. . . . . . . . . . . . . . . . . . . . . 12
     6.4    Financial Statements, Reports, Certificates. . . . . . . . . . . 13
     6.5    Tax Returns, Receipts. . . . . . . . . . . . . . . . . . . . . . 13
     6.6    Guarantor Reports. . . . . . . . . . . . . . . . . . . . . . . . 13
     6.7    Designation of Inventory . . . . . . . . . . . . . . . . . . . . 13
     6.8    Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     6.9    Title to Equipment . . . . . . . . . . . . . . . . . . . . . . . 14
     6.10   Maintenance of equipment . . . . . . . . . . . . . . . . . . . . 14
     6.11   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     6.12   Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     6.13   PBC Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . 15

 7.  NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 15

     7.1    Extraordinary Transactions and Disposal of Assets. . . . . . . . 15
     7.2    Change Name. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     7.3    Merge, Acquire . . . . . . . . . . . . . . . . . . . . . . . . . 15
     7.4    Guarantee. . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     7.5    Restructure. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     7.6    Prepayments. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     7.7    Change of Ownership. . . . . . . . . . . . . . . . . . . . . . . 15
     7.8    Capital Expenditures . . . . . . . . . . . . . . . . . . . . . . 15
     7.9    Consignments . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     7.10   Distributions. . . . . . . . . . . . . . . . . . . . . . . . . . 15
     7.11   Accounting Methods . . . . . . . . . . . . . . . . . . . . . . . 16
     7.12   Investments. . . . . . . . . . . . . . . . . . . . . . . . . . . 16
     7.13   Transactions with Affiliates . . . . . . . . . . . . . . . . . . 16
     7.14   Suspension . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

 8.  EVENT OF DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

 9.  PBC'S RIGHTS AND REMEDIES . . . . . . . . . . . . . . . . . . . . . . . 18

     9.1    Rights and Remedies. . . . . . . . . . . . . . . . . . . . . . . 18
     9.2    Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . 19
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
10.  TAXES AND EXPENSES REGARDING THE COLLATERAL . . . . . . . . . . . . . . 19

11.  WAIVERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

     11.1   Demand; protest; etc.. . . . . . . . . . . . . . . . . . . . . . 20
     11.2   PBC's Liability for Inventory or Equipment . . . . . . . . . . . 20

12.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. . . . . . . . . . . . . . . 21

14.  DESTRUCTION OF BORROWER'S DOCUMENTS . . . . . . . . . . . . . . . . . . 21

15.  GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . 21

     15.1   Effectiveness. . . . . . . . . . . . . . . . . . . . . . . . . . 21
     15.2   Successors and Assigns . . . . . . . . . . . . . . . . . . . . . 21
     15.3   Section Headings . . . . . . . . . . . . . . . . . . . . . . . . 22
     15.4   Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . 22
     15.5   Severability of Provisions . . . . . . . . . . . . . . . . . . . 22
     15.6   Amendments in Writing. . . . . . . . . . . . . . . . . . . . . . 22
     15.7   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 22
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                                    Page III

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This LOAN AND SECURITY AGREEMENT, is entered into as of May 21, 1996 between
PREFERRED BUSINESS CREDIT, INC. a California corporation ("PBC"), with its sole place of business located at 300 N. Lake Avenue, Suite 1115, Pasadena, California 91101, and LEE PHARMACEUTICALS, a California corporation ("Borrower") located at 1444 Santa Anita Avenue, South El Monte CA 91733.

     The parties agree as follows:

     1. DEFINITIONS AND CONSTRUCTION

        1.1 DEFINITIONS. As used this Agreement, the following terms shall have the following definitions:

            "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by borrower and borrower's books relating to any of the foregoing.

            "Agreement" means this Loan And Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Loan And Security Agreement.

            "Authorized Officer" means any officer of Borrower authorized in writing to transact business with PBC.

            "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing , or evidencing Borrower's assets or liabilities, or the Collateral; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

            "Borrowing Base"  has the meaning set forth in  section 2.1 hereof.

            "Business Day" means any day which is not a Saturday, Sunday, or other day on which banks in the state of California are authorized or required to close.

            "Code"  means the California Uniform Commercial Code.

            "Collateral" means each of the following: the Accounts; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; any money, or other assets of Borrower which hereafter come into the possession, custody, or control of PBC and the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale or other disposition of the Collateral, or any portion thereof or interest therein, and the proceeds thereof.

            "Daily Balance" means the amount of the Obligations owed by Borrower at the end of a given day.


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            "Eligible Accounts"  means those Accounts created by Borrower in the ordinary course of business arising out of Borrower's sale of goods or rendition of services, which have been validly assigned and strictly comply with all of Borrower's representations and warranties to PBC, and which are and at all times shall continue to be acceptable to PBC in all respects; PROVIDED, HOWEVER, that standards of eligibility may be fixed and revised from time to time by PBC in PBC's exclusive judgment. Eligible Accounts shall not include the following:

            (a) Accounts which the account debtor has failed to pay within NINETY (90) days of invoice date;

            (b) Accounts with selling terms of more than thirty (30) days (if approved by PBC, accounts with selling terms of more than thirty (30) days would remain eligible under (a) above for 120 days from invoice date);

            (c) Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

            (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

            (e) Accounts with respect to which the account debtor is not a resident of the United States, and which are not either (1) covered by credit insurance in form and amount, and by an insurer, satisfactory to PBC, or (2) supported by one or more letters of credit in favor of PBC as co-beneficiary, in an amount and of a tenor, and issued by a financial institution, acceptable to PBC;

            (f) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, any State of the United States, or any city, town, municipality, or division thereof;

            (g) Accounts with respect to which the account debtor is a subsidiary of, related to, affiliated with or has common shareholders, officers or directors with borrower;

            (h) Accounts with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to borrower;

            (i) Accounts with respect to an account debtor whose total obligations to Borrower exceed ten percent (10%) of all Eligible Accounts to the extent such obligations exceed the aforementioned percentage;

            (j) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto, or is subject to any insolvency proceeding, or becomes insolvent, fails, or goes out of business; and


            (k) Accounts the collection of which PBC believes to be doubtful by reason of the account debtor's financial condition.

            "Eligible Inventory" means Inventory consisting of first quality finished goods held for resale in the ordinary course of Borrower's business and raw materials for such finished goods, which are located at Borrower's premises and acceptable to PBC in all respects. Eligible Inventory shall not include work in process, components which are not part of finished goods, spare parts, packaging and


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shipping materials, supplies used or consumed in Borrower's business, Inventory at the premises of third parties or subject to a security interest or lien in favor of any third party, bill and hold goods, inventory which is not subject to PBC's perfected security interest, returned and/or defective goods, "seconds" and Inventory purchased on consignment. Eligible Inventory shall be valued at the lower of Borrower's cost or market.

            "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, motor vehicles, tools, parts, dies, jigs, goods (other than consumer goods or farm products), and any interest in any of the forgoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the forgoing, wherever located.

            "ERISA" means the Employee Retirement Income Security act of 1974, as amended, and the regulations thereunder.

            "ERISA Affiliate" means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which Borrower is a member and which is treated as a single employer under ERISA Section 4001(b) (1), or IRC Section 414.

            "GAAP" means generally accepted accounting principles as in effect from time to time.

            "General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blue prints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, monies due under any royalty or licensing agreements, infringement claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims) other than goods and Accounts, and Borrower's Books relating to any of the foregoing.

            "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with its creditors.

            "Inventory" means all present and future inventory in which borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packaging and shipping materials, wherever located, and any documents of title representing any of the above, and Borrower's books relating to any of the foregoing.

            "IRC" means the Internal Revenue Code of 1986, as amended, and regulations thereunder.

            "Judicial Officer or Assignee" means any trustee, receiver, controller, custodian, assignee for the benefit of creditors, or any other person or entity having powers or duties like or similar to the powers and duties of a trustee, receiver, controller, custodian, or assignee for the benefit of creditors.


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            "Loan Documents"  means, collectively, this Agreement, any note or notes (including the term note) executed by Borrower to the order of PBC, and any other agreement entered into between Borrower and PBC in connection with this Agreement.

            "Multiemployer plan" means a "multiemployer plan" as defined in ERISA Section 3(37) or 4001(a)(3) or IRC Section 414(f) which covers employees of the Borrower of any ERISA Affiliate.

            "Negotiable Collateral" means all of Borrower's present and future letters of credit, notes, drafts, instruments, documents, leases, and chattel paper, and Borrower's books relating to any of the foregoing.

            "Obligations" means all loans, advances, debts, principal, interest (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued), premiums, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing PBC to charge Borrower's loan account), obligations, fees (including early termination fees), lease payments, guaranties, covenants, and duties owing by Borrower to PBC of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument, or by any other agreement between PBC and Borrower, and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others which PBC may have obtained by assignment or otherwise, and further including all interest not paid when due and all PBC Expenses which Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

            "Overadvance"  has the meaning set forth in  Section 2.3 hereof.

            "PBGC"  means the Pension Benefit Guarantee Corporation.

            "Plan" means any plan described in ERISA Section 3(2) maintained for employees of Borrower or any ERISA Affiliate, other than a Multiemployer plan.

            "Prohibited Transaction"  means any transaction described in
Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c)(2) of the IRC.

            "Prime Rate" means the variable rate of interest, per annum, most recently announced by BANK OF AMERICA at its headquarters office in SAN FRANCISCO or any successor thereto, as its "prime rate", with the understanding that the "prime rate" merely serves as a basis upon which effective rates of interest are calculated for loans making reference thereto and may not be the lowest or best rate available from such financial institution.

            "Reportable Event" means a reportable event described in Section 4043 of ERISA or the regulations thereunder, a withdrawal from a plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4068(f) of ERISA.

            "PBC Expenses" means all: costs or expenses (including taxes and insurance premiums) required to be paid by Borrower under any of the Loan Documents which are paid or advanced by PBC: filing, recording, publication, appraisal, and search fees paid or incurred by PBC in connection with PBC's transactions with Borrower; costs and expenses incurred by PBC in the disbursement of funds


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to Borrower (by wire transfer or otherwise); charges resulting from the dishonor of checks; costs and expenses incurred by PBC to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, whether or not a sale is consummated; costs and expenses of auditing Borrower; costs and expenses of third party claims or any suit incurred by PBC in enforcing or defending the Loan Documents; and PBC's reasonable attorneys' fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing, defending, or concerning the Loan Documents, whether or not suit is brought.

            "Term Note"  has the meaning set forth in  Section 2.2 hereof.

        1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto.

        1.3 CODE. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

        1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural. The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, sub-section, clause, and exhibit references are to this Agreement unless otherwise specified.

        1.5 EXHIBITS. All of the exhibits attached to this Agreement shall be deemed incorporated herein by reference.

     2. LOAN AND TERMS OF PAYMENT

        2.1 REVOLVING ADVANCES. Subject to the terms and conditions of this Agreement, PBC agrees to make revolving advances to Borrower in an amount not to exceed the Borrowing Base. For purposes of this Agreement "Borrowing Base" shall mean the sum of:

            (a)   an amount equal to the lesser of:
(I) SIXTY-FIVE percent (65%) of the amount of Eligible Accounts; and (II) an amount equal to Borrower's cash collections for the immediately preceding forty-five (45) day period; plus

            (b)   an amount equal to the least of:
(I) N/A percent (N/A%) of the amount of Eligible Inventory, (II) the outstanding balance of advances against Eligible Accounts and (III) N/A Dollars ($N/A).

            PBC shall have no obligation to make advances hereunder to the extent they would cause the outstanding balance of revolving advances under this
Section 2.1 to exceed a maximum amount of ONE MILLION AND 00/100 Dollars ($1,000,000.00). PBC is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an officer, employee or representative of Borrower, or without instructions if in PBC's discretion such advances are necessary to meet Obligations. PBC will charge the amount of advances made under this Section 2.1 to Borrower's loan account. Amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time during the term of this Agreement so long as no Event of default has occurred and is continuing.


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        2.2  TERM LOAN.  PBC has agreed to make a term loan to Borrower evidenced by, and repayable in accordance with, that certain Secured Promissory Note, of even date herewith, by Borrower to the order of PBC, in the original principal amount of N/A (the "Term Note"). Obligations owing under the Term Note shall constitute Obligations, and the Term Note, together with each amendment, extension, supplement, or replacement thereto, shall be deemed to be a Loan Document.

        2.3 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to PBC pursuant to Section 2.1 of this Agreement is greater than the dollar or percentage limitation set forth in Section 2.1 hereof (an "overadvance"), Borrower shall immediately pay to PBC, in cash, the amount of such excess, plus any fees owing pursuant to Section 2.7(b) of this Agreement.

        2.4  INTEREST: RATE; PAYMENTS; AND CALCULATIONS.

            (a) INTEREST RATE. Except as specified to the contrary in any Loan Document, the obligations shall bear interest, on the average Daily Balance, at a rate of EIGHT percentage points (8%) above the Prime Rate.

            (b) DEFAULT RATE. All obligations shall bear interest, from and after the occurrence of an Event of Default, at a rate of TEN percentage points (10%) above the Prime Rate.

            (c) MINIMUM INTEREST. In no event shall interest chargeable hereunder be less than ONE percent (1%) per month, nor less than THREE THOUSAND AND 00/100 Dollars ($3,000.00) per month.

            (d) PAYMENTS. Interest hereunder shall be due and payable on the first Business Day of each calendar month during the term hereof. PBC shall, at its option, charge such interest and all PBC Expenses to Borrower's loan account, which amounts shall thereafter accrue interest at the rate then applicable hereunder.

            (e) COMPUTATION. The Prime Rate as of this date is EIGHT AND ONE QUARTER Percent (8.25%) per annum. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased by an amount equal to the Prime Rate change on the effective date of such change. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

        2.5 CREDITING PAYMENTS. The receipt of any wire transfer of funds, check, or other item of payment by PBC shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of PBC or unless and until such check or other item of payment is honored when presented for payment. For interest calculation purposes, the receipt of any check, wire transfer, or other item of payment by PBC shall be deemed to have been paid to PBC FIVE (5) calendar days after the date PBC actually receives such wire transfer or possession of such check or other item of payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by PBC after 11:00 a.m. Los Angeles time shall be deemed to have been received by PBC as of the opening of business on the immediately following business day.

        2.6  STATEMENT OF OBLIGATIONS.  PBC shall  render statements to
Borrower of the Obligations, including all statements of principal, interest, fees, and PBC Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and PBC unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to PBC by registered or certified mail at its address specified herein above, written objection thereto describing the error or errors, if any, contained in any such statements.

        2.7  FEES.  Borrower shall pay to PBC the following fees:

            (a) INITIAL FACILITY FEE. Concurrently with the execution and delivery of this Agreement, a fee (the "Initial Facility Fee") in the amount of EIGHT THOUSAND FIVE HUNDRED AND 00/100 Dollars ($8,500.00). The Initial Facility Fee shall be fully earned at the time of payment and non-refundable;

            (b) OVERADVANCE FEE. Upon the occurrence of any Overadvance, a fee in an amount equal to one percent (1%) of the dollar amount of such Overadvance, and every thirty (30) days thereafter that an Overadvance, or any portion thereof, remains outstanding, a fee in an amount equal to one percent (1%) of the highest dollar amount of Overadvance existing on any day during the previous thirty (30) day period.

            (c) ANNUAL FACILITY FEE. On each anniversary date of the effective date of this Agreement while any Obligations are outstanding, a fee (the "Annual Facility Fee") in the amount equal to One percent (1%) of the maximum amount of revolving advances allowable under Section 2.1. The Annual Facility Fee shall be fully earned at the time of payment and non-refundable.

            (d) FINANCIAL EXAMINATION AND APPRAISAL. PBC's customary fee of Five Hundred Dollars ($500) per day for each quarterly financial analysis and examination of Borrower performed by PBC or its agents.

            (e) COLLATERAL MANAGEMENT FEE. On the first day of each month while this Agreement remains in effect, a fee (the "Collateral Management Fee") in an amount equal to N/A of Borrower's net sales for the preceding month. The Collateral Management fee shall be based upon Borrower's sales as assigned/or reported to PBC each month.

     3. TERM

        3.1 TERM; AUTOMATIC RENEWAL. This Agreement shall become effective upon acceptance by PBC and shall continue in full force and effect for a term ending two years from the date of this Agreement (the "Renewal Date") and shall be automatically renewed for successive ONE (1) year periods thereafter, unless sooner terminated pursuant to terms hereof. Either party may terminate this Agreement on the Renewal Date or on any ONE (1) year anniversary of the Renewal date by giving the other party at least ninety (90) days prior written notice by registered or certified mail, return receipt requested. Notwithstanding the foregoing, PBC shall have the right to terminate this Agreement immediately and without notice upon the occurrence of an Event of Default.

        3.2 EFFECT OF TERMINATION. On the date of termination, all Obligations shall become immediately due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, and covenants hereunder, and PBC's continuing security interest in the Collateral shall remain in effect, until all Obligations have been fully discharged and PBC's obligation to provide advances hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of Section 3.3, but fails to pay all Obligations as of the date set in said notice, then PBC may, but shall not be required to, renew this Agreement for an additional term of one (1) years.

        3.3  EARLY TERMINATION BY BORROWER.  Notwithstanding the provisions of
Section 3.1 hereof which allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof, at any time subsequent to the expiration of the initial term of this Agreement, Borrower has the option, on ninety (90) days prior written notice to PBC, to terminate this Agreement on a date other than an anniversary of the effective date by paying to PBC, in cash, the Obligations together with all accrued and unpaid interest and expenses.

        3.4 TERMINATION UPON EVENT OF DEFAULT. If PBC terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of PBC's lost profits as a result thereof, Borrower shall pay to PBC upon the effective date of such termination, a fee ("Early Termination Fee") in an amount equal to THE MINIMUM INTEREST DUE FOR THE REMAINING TERM OF THE AGREEMENT. The Early Termination Fee shall be presumed to be the amount of damages sustained by PBC as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Fee provided for in this Section 3.4. shall be deemed included in the Obligations.

     4. CREATION OF SECURITY INTEREST

        4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to PBC a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. PBC's security interest in the Collateral shall attach to all Collateral without further act on the part of PBC or Borrower.

        4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of PBC, endorse and assign such Negotiable Collateral to PBC and deliver physical possession of such Negotiable Collateral to PBC.

        4.3 COLLECTION OF ACCOUNTS, NEGOTIABLE COLLATERAL. PBC or PBC's designee may, at any time: (a) notify customers or account debtors of Borrower that the Accounts or Negotiable Collateral have been assigned to PBC or that PBC has a security interest therein; (b) require Borrower to establish a lock-box or other restricted account satisfactory to PBC for the collection of Accounts; and (c) collect the accounts and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account; but, unless and until PBC does so or gives Borrower other written instruction, Borrower shall collect all Accounts and Negotiable Collateral for PBC, receive in trust all payments thereon as PBC's trustee, and immediately deliver said payments to PBC in their original form as received from the account debtor.

        4.4 DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED. Borrower shall execute and deliver to PBC, prior to or concurrently with Borrower's execution and delivery of this Agreement and at any time thereafter at the request of PBC, all financing statements, continuation financing statements, fixture fillings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that PBC may reasonably request, in form satisfactory to PBC, to perfect and maintain perfected PBC security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

        4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints PBC (and any of PBC's officers, employees, or agents designated by PBC) as Borrower's true and lawful attorney, with power to: (a) sign the name of Borrower on any of the documents described in Section 4.4 or on any other similar documents to be executed, recorded, or filled in order to perfect or continue perfected PBC's security interest in the Collateral; (b) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notes, acceptances, money orders, drafts, or other forms of payment or security that may come into PBC's possession; (e) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by PBC, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (f) make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and
(g) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which PBC determines to be reasonable, and PBC may cause to be executed and delivered any documents and releases which PBC determines to be necessary. The appointment of PBC as Borrower's attorney, and each and every one of PBC's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and PBC's obligation to provide advances hereunder is terminated.

        4.6 RIGHT TO INSPECT. PBC (through any of its officers, employees, or agents) shall have the right, from time to time hereafter, during Borrower's usual business hours, or during the usual business hours of any third party having control over the records of Borrower, to inspect Borrower's books and to check and test the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

     5. REPRESENTATION AND WARRANTIES

        Borrower represents and warrants as follows:

        5.1 NO PRIOR ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interest, or encumbrances (except as held by PBC and except as specifically disclosed herein, or as may be consented to, in advance and in writing, by PBC).

        5.2 BONA FIDE ACCOUNTS. The Accounts are, and at all times hereafter shall be, bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to account debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. The property giving rise to such Accounts has been delivered to the account debtor, or to the account debtor's agent for immediate shipment to and unconditional acceptance by the account debtor. Borrower has not, and at all times hereafter, shall not have, received notice of actual or imminent bankruptcy, insolvency, or financial embarrassment of any account debtor at the time an Account due from such account debtor is assigned to PBC.

        5.3 MERCHANTABLE INVENTORY. All Inventory is now and at all times hereafter shall be of good and marketable quality, free from defects.

        5.4 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment is not now and shall not at any time hereafter be stored with a bailee, warehouseman, or similar party without PBC's prior written consent. Borrower shall keep the Inventory and Equipment only at the following location:

  1428, 1434, 1444, 1460, 1470, 1500, AND 1516 SANTA ANITA AVENUE, SOUTH EL
  MONTE, CA  91733 AND 1425 AND 1427 LIDCOMBE AVENUE, SOUTH EL MONTE, CA  91733

        5.5 INVENTORY RECORDS. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

        5.6 RETAIL MERCHANT INVENTORY. Borrower's retail sales of goods for personal, family, or household purposes for the twelve (12) months preceding the date of filing of the financing statement perfecting the security interest granted hereunder, did not exceed twenty-five percent (25%) in dollar volume of Borrower's total sales of all goods during that period. At all times during each month of the term of this Agreement, Borrower's retail sales of goods for personal, family, or household purposes shall not exceed twenty-five percent (25%) in dollar volume of Borrower's total sales of all goods in each such month.

        5.7 LOCATION OF PRINCIPAL PLACE OF BUSINESS/CHIEF EXECUTIVE OFFICE/RESIDENCE. The chief executive office, or residence of Borrower is at the address indicated in the first paragraph of this Agreement and Borrower covenants and agrees that it will not, without thirty (30) days prior written notification to PBC, relocate such principal place of business, chief executive office, or residence.

        5.8 DUE ORGANIZATION AND QUALIFICATION. If Borrower is a corporation it is and shall at all times hereafter be duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified; if Borrower is a partnership, it is and shall at all times hereafter be duly organized and existing and in good standing under the laws of the state of its organization and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or the ownership of property requires that its be so qualified.

        5.9 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate, partnership, trust, or personal powers, as the case may be, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles or Certificate of Incorporation, By-laws, or any partnership or trust agreement pertaining to Borrower, nor will they constitute an event of default under any material agreement to which Borrower is now or may hereafter become a party.

        5.10 LITIGATION. Except as disclosed, there are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for ongoing collection matters in which Borrower is the plaintiff. If any of the forgoing arises during the term of this Agreement, Borrower shall promptly notify PBC in writing.

        5.11 NO MATERIAL ADVERSE CHANGE IN FINANCIAL STATEMENTS. All financial statements relating to Borrower or any guarantor of the Obligations which have been or may hereafter be delivered by Borrower to PBC have been prepared in accordance with GAAP and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has been no material adverse change in the financial condition of Borrower or any guarantor since the date of the most recent of such financial statements submitted to PBC.

        5.12 SOLVENCY. Borrower is now and shall be at all times hereafter solvent and able to pay its debts (including trade debts) as they mature.

        5.13 ERISA. None of Borrower, any ERISA Affiliate, or any plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a), or any of the published interpretations there under. No notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, nor has any Plan been terminated under
Section 4041(e) of ERISA. The PBGC has not instituted proceedings to terminate, or appoint a trustee to administer, a plan an no event has occurred or condition exists which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.
Neither Borrower nor any ERISA Affiliate would be liable for any amount pursuant to Section 4062, 4063, or 4064 of ERISA if all Plans terminated as of the most recent valuation dates of such Plans. Neither Borrower nor any ERISA Affiliate have: withdrawn from a "multiple employer plan" during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; or failed to make a payment to a plan required under Section 302(f)(1) of ERISA such that security would have to be provided pursuant to Section 307 of ERISA. No lien upon the assets of Borrower has arisen with respect to any plan. No Prohibited Transaction or Reportable Event has occurred with respect to Plan. Neither Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Borrower and each ERISA Affiliate have made all contributions required to be made by them to any plan or Multiemployer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived.

        5.14 ENVIRONMENTAL CONDITION. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance. None of Borrower's properties or assets has ever been designed or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

        5.15 RELIANCE BY PBC; CUMULATIVE. Each warranty, representation, and agreement contained in this Agreement shall be automatically deemed repeated with each advance and shall be conclusively presumed to have been relied on by PBC regardless of any investigation made or information possessed by PBC. The warranties, representation, and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations, and agreements which Borrower shall now or hereafter give, or cause to be given, to PBC.

     6. AFFIRMATIVE COVENANTS

        Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, and unless PBC shall otherwise consent in writing, Borrower shall do all of the following:

        6.1 ACCOUNTING SYSTEM. Borrower at all times hereafter shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, disks, printouts, and records pertaining to the Collateral which contain information as may from time to time be requested by PBC. Borrower shall also keep proper books of Accounts showing all Sales, claims, and allowances on its inventory.

        6.2 COLLATERAL REPORTS. Borrower shall, deliver to PBC, no later than the tenth (10th) day of each month during the term of this Agreement, a detailed aging, by total, of the accounts, a reconciliation statement, and a summary aging, by vendor, of all accounts payable and any book overdraft. Original sales invoices evidencing daily sales shall be mailed by Borrower to each account debtor with a copy to PBC, and, at PBC's direction, the invoices shall indicate on their face that the Account has been assigned to PBC and that all payments are to be made directly to PBC. Borrower shall deliver to PBC, as PBC may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading and other documentation respecting shipment arrangements.
Absent such a request by PBC, copies of all such documentation shall be held by Borrower as custodian for PBC.

        6.3 ASSIGNMENTS OF ACCOUNTS. Borrower shall provide PBC with schedules describing all Accounts and shall execute and deliver to PBC assignments of all Accounts. Borrower's failure to execute and deliver such schedules or assignments shall not affect or limit PBC's security interest or other rights in and to the Accounts.

        6.4 FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Borrower agrees to deliver to PBC: (a) as soon as available, but in any event within forty-five
(45) days after the end of each fiscal quarter during each of Borrower's fiscal years, a company prepared balance sheet, income statement and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within one hundred twenty (120) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, reviewed by independent certified public accountants acceptable to PBC and certified, by such accountants to have been prepared in accordance with GAAP, consistently applied, together with a certificate of such accountants addressed to PBC stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default. Such reviewed financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and such accountants' letter to management. Borrower shall have issued written instructions to its independent certified public accountants, authorizing them to communicate with PBC and to release to PBC whatever financial information concerning Borrower that PBC may request. If Borrower is a parent company of one or more subsidiaries, or affiliates, or is a subsidiary or affiliate of another company, then, in addition to the financial statement referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

        Together with the above, Borrower shall also deliver to PBC any other report reasonably requested by PBC relating to the Collateral and the financial condition of Borrower.

        Each month Borrower shall deliver to PBC a certificate signed by its chief financial officer to the effect that: (a) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to PBC hereunder have been prepared in accordance with GAAP, consistently applied and fully and fairly present the financial condition of Borrower; (b) Borrower is in timely compliance with all representations, warranties, and covenants hereunder; and (c) on the date of delivery of such certificate to PBC there does not exist any condition or event which constitutes an Event or Default.

        Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to PBC, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to PBC any information they may have regarding Borrower's business affairs and financial conditions.

        6.5 TAX RETURNS, RECEIPTS. Borrower agrees to deliver to PBC copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

        6.6 GUARANTOR REPORTS. Borrower agrees to cause all guarantors of any of the Obligations to deliver their annual financial statements and copies of all federal income tax returns as soon as the same are available and in any event no later than thirty (30) days after the same are required to be filed by law.

        6.7 DESIGNATION OF INVENTORY. Borrower shall now and from time to time hereafter, but not less frequently than monthly, execute and deliver to PBC a designation of Inventory specifying Borrower's cost and the wholesale market value of Borrower's raw materials, work in process, and finished goods, and further specifying such other information as PBC may reasonably request.

        6.8 RETURNS. Returns and allowances, if any, as between Borrower and its account debtors, shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. If at any time prior to the occurrence of an Event of Default, any account debtor returns any Inventory to Borrower, Borrower shall promptly determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum (with a copy to be sent to PBC) in the appropriate amount to such account debtor. Borrower shall promptly notify PBC of all returns and recoveries and of all disputes and claims.

        6.9 TITLE TO EQUIPMENT. Upon PBC's request, Borrower shall immediately deliver to PBC, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

        6.10 MAINTENANCE OF EQUIPMENT. Borrower shall keep and maintain the Equipment in good operating condition and repair, make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture to real estate or an possession to other property, and the Equipment is now and shall at all times remain personal property.

        6.11 TAXES. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to PBC, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., and F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish PBC with proof satisfactory to PBC indicating that Borrower has made such payments or deposits.

        6.12 INSURANCE.

            (a) Borrower, at its expense, shall keep the Collateral insured against loss of damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses. Borrower shall also maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral.

            (b) All such policies of insurance shall be in such form, with such companies, and on such amounts as satisfactory to PBC. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to PBC, showing PBC as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that, the insurer must give at least ten (10) days notice to PBC before canceling its policy for any reason. Borrower shall deliver to PBC certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall be payable to PBC to be applied on account of the Obligations.

        6.13 PBC EXPENSES. Borrower shall immediately and without demand reimburse PBC for all sums expended by PBC which constitute PBC Expenses and Borrower hereby authorizes and approves all advances and payments by PBC for items constituting PBC Expenses.

     7. NEGATIVE COVENANTS

        Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrower will not do any of the following without PBC's prior written consent:

        7.1 EXTRAORDINARY TRANSACTIONS AND DISPOSAL OF ASSETS. Enter into any transaction not in the ordinary and usual course of Borrower's business, including but not limited to, the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's assets (other than sales of Inventory in the ordinary and usual course of Borrower's business as presently conducted), the incurrence of any debts outside the ordinary and usual course of Borrower's business except for renewals or extensions of existing debts, or the making of any advance or loan except in the ordinary course of business as presently conducted.

        7.2 CHANGE NAME. Change Borrower's name, business structure, or identity, or add any new fictitious name.

        7.3 MERGE, ACQUIRE. Acquire, merge, or consolidate with or into any other business organization.

        7.4 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third party except by endorsement of instruments or items of payment for deposit to the account of Borrower of which are transmitted or turned over to PBC.

        7.5 RESTRUCTURE. Make any change in Borrower's financial structure or in any of its business operations, or change the date of its fiscal year.

        7.6 PREPAYMENT. Prepay any existing indebtedness owing to any third party.

        7.7 CHANGE OF OWNERSHIP. Cause, permit, or suffer any change, direct or indirect, in Borrower's ownership in excess of ten percent (10%) of outstanding shares.

        7.8 CAPITAL EXPENDITURES. Make any plant or fixed capital expenditure, or any commitment therefor, or purchase or lease any real or personal property or replacement equipment subject to a purchase money security interest, trust deed or lease, in excess of ONE HUNDRED AND FIFTY THOUSAND AND 00/100 Dollars ($150,000.00) for any individual transaction or where the aggregate amount of such transactions, in any fiscal year, is in excess of ONE HUNDRED AND FIFTY THOUSAND AND 00/100 Dollars ($150,000.00). PBC is aware of, and consents to, Borrower's use of a portion of advances made under this Agreement to acquire certain product lines and inventory.

        7.9 CONSIGNMENTS. consign any Inventory, sell any goods on bill and hold, or other unusual terms of sale.

        7.10 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

        7.11 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement presently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide PBC information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by PBC pursuant to or in accordance with this Agreement, and agrees that PBC may contact directly any such accounting firm or service bureau in order to obtain such information.

        7.12 INVESTMENTS. Directly or indirectly make or any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any corporation, association, person, or entity, in excess of ONE HUNDRED AND FIFTY THOUSAND AND 00/100 Dollars ($150,000.00).

        7.13 TRANSACTIONS WITH AFFILIATES. Borrower will not directly or indirectly enter into or permit to exist any material transaction with any person or entity controlling, controlled by, or under common control (whether by contract, ownership of voting securities, or otherwise) with Borrower except for transactions which are in the ordinary course of Borrower's business, upon fair and reasonable terms and which are fully disclosed to PBC and no less favorable to Borrower than would be obtained in an arm's length transaction with a non-affiliated person or entity.

        7.14 SUSPENSION.  Suspend or go out of business.

     8. EVENTS OF DEFAULT

        Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

        8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the United States Bankruptcy Code, would have accrued on such accounts), fees and charges due PBC, taxes, reimbursement of PBC Expenses, or otherwise);

        8.2 If Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and PBC;

        8.3 If there is a material impairment of the prospect of repayment of any portion of the Obligations owing to PBC or a material impairment of the value or priority of PBC's security interests in the Collateral;

        8.4 If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any judicial officer or assignee;

        8.5  If an Insolvency Proceeding is commenced by Borrower;

        8.6  If an Insolvency Proceeding is commenced against Borrower;


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


        8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

        8.8 If a notice of lien, levy, or assessment is filed or recorded with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or other governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's assets and the same is not paid on the payment date thereof;

        8.9 If a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets;

        8.10 If there is default in any material agreement to which Borrower is a party with third parties resulting in a right by such third parties, whether or not exercised, to accelerate the maturity of Borrower's indebtedness;

        8.11 If Borrower makes any payment on account of indebtedness which has been subordinated to the Obligations except to the extent such payment is allowed under any subordination agreement entered into with PBC;

        8.12 If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to PBC by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn by any officer or director;

        8.13 If any guaranty of the Obligations is limited or terminated by operation of law or by the guarantor thereunder, or any guarantor becomes the subject of an Insolvency Proceeding;

        8.14 If a Prohibited Transaction or Reportable Event shall occur with respect to a Plan which could have a material adverse effect on the financial condition of Borrower; if any lien upon the assets of Borrower in connection with any plan shall arise; if Borrower or any ERISA Affiliate shall completely or partially withdraw from a Multiemployer Plan or a Multiple Employer Plan of which Borrower or such ERISA Affiliate was a substantial employer, and such withdrawal could, in the opinion of PBC, have a material adverse effect on the financial condition of Borrower; if Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which Borrower or any of its ERISA Affiliates may by required to pay to any Plan or any Multiemployer plan as one or more contributions thereto; if Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived; or upon the voluntary or involuntary termination of any Plan which termination could, in the opinion of PBC, have a material adverse effect on the financial condition of Borrower, or Borrower shall fail to notify PBC promptly and in any event within ten (10) days of the occurrence of any event which constitutes an Event of Default under this clause or would constitute such an Event of Default upon exercise of PBC's judgment; or

        8.15 If any writing, document, aging, certificate or other evidence of the Accounts or Inventory shall be materially incomplete, incorrect, or misleading at the time the same is furnished to PBC.

     9. PBC'S RIGHTS AND REMEDIES

        9.1 RIGHTS AND REMEDIES. Upon the occurrence of an Event of Default PBC may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

            (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

            (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and PBC;

            (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or Obligation of PBC, but without affecting PBC's rights and security interest in the Collateral and without affecting the Obligations;

            (d) Settle or adjust disputes and claims directly with account debtors for amounts and upon terms which PBC considers advisable, and in such cases, PBC will credit Borrower's loan account with only the net amounts received by PBC in payment of such disputed Accounts, after deducting all PBC Expenses incurred or expended in connection therewith;

            (e) Cause Borrower to hold all returned Inventory in trust for PBC, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of PBC;

            (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as PBC considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if PBC so requires, and to make the Collateral available to PBC as PBC may designate. Borrower authorizes PBC to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in PBC's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants PBC a license to enter into possession of such premises and to occupy the same, without charge, for up to ninety (90) days in order to exercise any of PBC's rights or remedies provided herein, at law, in equity, or otherwise;

            (g) Set off and apply any and all balances and deposits held by, or indebtedness at any time owing to or for the credit or the account of Borrower by PBC without notice to Borrower (such notice being expressly waived);

            (h) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. PBC is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to PBC's benefit;

            (i) Sell the collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as PBC determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

            (j) PBC shall give notice of the disposition of the Collateral as follows:

             (1) PBC shall give the Borrower and each holder of a security interest in the Collateral who has filed with PBC a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

             (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12 of this Agreement, at least five
(5) calendar days before the date fixed for the sale, or at least five (5) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming and interest in the Collateral shall be sent to such addresses as they have furnished to PBC;

             (3) If the sale is to be a public sale, PBC shall also give notice of the time and place by publishing a notice one time at least five (5) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

            (k)   PBC may credit bid and purchase at any public sale; and

            (l) Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned to Borrower, without interest and subject to the rights of third parties, by PBC.

        9.2 REMEDIES CUMULATIVE. PBC's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.
PBC shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by PBC or one right or remedy shall be deemed an election, and no waiver by PBC of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by PBC shall constitute a waiver, election, or acquiescence by it.

     10.    TAXES AND EXPENSES REGARDING THE COLLATERAL

        If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that PBC determines that such failure by Borrower could have a material adverse effect on PBC's interests in the Collateral, in its discretion and without prior notice to Borrower, PBC may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as PBC deems necessary to protect PBC from the exposure created by such failure; or
(c) obtain and maintain insurance policies of the type discussed in Section 6.12 of this Agreement, and take any action with respect to such policies as PBC deems prudent. Any amounts paid or deposited by PBC shall constitute PBC Expenses, shall be immediately charged to Borrower's loan account and become additional Obligations, shall bear interest at the then applicable rate herein above provided, and shall be secured by the Collateral. Any payments made by PBC shall not constitute an agreement by PBC to make similar


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


payments in the future or a waiver by PBC of any Event of Default under this Agreement. PBC need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

     11.    WAIVERS

        11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by PBC on which Borrower may in any way be liable.

        11.2 PBC'S LIABILITY FOR INVENTORY OR EQUIPMENT. So long as PBC complies with its obligations, if any, under Section 9207 of the Code, PBC shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or
(d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

     12.    NOTICES

     Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to PBC, as the case may be, at its addresses set forth below:


      If to Borrower: 1444 Santa Anita Avenue
                      South El Monte, CA  91733

                      Attn.: Ronald G. Lee President

           If to PBC: PREFERRED BUSINESS CREDIT, INC.
                      300 N. Lake Avenue, Suite 1115
                      Pasadena,  California  91101
                      Attn.: Farhad Motia, President

     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by PBC in connection with Section 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) calendar days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by PBC in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.


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


     13.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER

            THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR AT THE SOLE OPTION OF PBC, IN ANY OTHER COURT IN WHICH PBC SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND PBC WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION
13. BORROWER AND PBC HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND PBC REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     14.    DESTRUCTION OF BORROWER'S DOCUMENTS

            All documents, schedules, invoices, agings, or other papers delivered to PBC may be destroyed or otherwise disposed of by PBC three (3) months after they are delivered to or received by PBC, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

     15.    GENERAL PROVISIONS

            15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by PBC.

            15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; PROVIDED, HOWEVER, that Borrower may not assign this Agreement or any rights hereunder without PBC's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by PBC shall release Borrower from its Obligations. PBC may assign this Agreement and its rights and duties hereunder. PBC reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in PBC's rights and benefits hereunder. In connection therewith, PBC may disclose all documents and information which PBC now or hereafter may have relating to Borrower or Borrower's business.

            15.3 SECTION HEADINGS. Heading and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Agreement.

            15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against PBC or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

            15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

            15.6 AMENDMENTS IN WRITING. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Agreement.

            15.7 COUNTERPARTS. This agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

            Borrower and PBC have executed this Agreement at PBC's place of business in Pasadena, California.


                        LEE PHARMACEUTICALS
                        a California corporation
                        ------------------------------------


                    By:        /s/ Ronald G. Lee
                        ------------------------------------
                        Ronald G. Lee, President

                        PREFERRED BUSINESS CREDIT, INC.,
                        a California corporation
                        ------------------------------------


                    By:        /s/ Farhad Motia
                        ------------------------------------
                        Farhad Motia, President



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